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                                                            EXHIBIT 99(a)(5)(iv)

HOLT'S CIGAR HOLDINGS REPORTS SUFFICIENT SHARES OF ITS STOCK HAVE BEEN TENDERED IN CONNECTION WITH THE "GOING PRIVATE" TENDER OFFER.

PHILADELPHIA, PA -- DECEMBER 15, 2000, 5:00 P.M., HOLT'S CIGAR HOLDINGS, INC. (NASDAQ NM: HOLT) The Company announced that 1,262,825 shares of its common stock have been tendered out of 1,516,786 shares available in connection with the Company's "going private" Tender Offer. Pursuant to the terms of the Company's Tender Offer and Merger Agreement with HCH Acquisition Corp., a Delaware corporation, it is anticipated that the Tender Offer will fund promptly at the end of the Guaranteed Delivery Period.

The Offer to Purchase and other filed documents relating to the Tender Offer, including the Company's Recommendation Statement on Schedule 14D-9, will be available from the Public Reference Room of the Securities and Exchange Commission free of charge, subject to a copying fee. The Securities and Exchange Commission's address is 450 5th Street, N.W., Washington, D.C., 20549. The telephone number of the Public Reference Room is 202-942-8090. The filed documents relating to the tender offer can also be obtained by accessing the Commission's web site at http://www.sec.gov.

This press release may contain forward-looking statements. While the statements reflect the Company's best current judgment, they are subject to risks and uncertainties that could cause actual results and events to vary. In addition to factors noted here, these risks are described in detail in the Company's Annual Report on Form 10-K dated June 28, 2000, as filed with the Securities and Exchange Commission.

Holt's Cigar Holdings is the parent company of Holt's Cigar Company, Inc., Ashton Distributors, Inc., Holt's Mail Order, Inc. and Holt's Company. The Company, through its operating subsidiaries, is the exclusive worldwide distributor of the highly acclaimed Ashton brand of premium, hand-rolled cigars and accessories. Holt's sells and distributes premium cigars and related accessories nationwide through its mail order catalog, E-commerce site, and its flagship retail stores in Philadelphia.

For more information, please contact:
Mary Ann Pentz, Shareholder Relations
Holt's Cigar Holdings, Inc., 12270 Townsend Road, Philadelphia, PA 19154 215-676-8778/Fax: 215-676-0438
Visit our website at: www.holts.com